Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements Nos. 333-46613, 333-92395, 333-49890, 333-73208, 333-98285, 333-113614, 333-115342, 333-150258, 333-173066 and 333-190524 on Form S-8 and No. 333-190511 on Form S-3 of our reports dated March 12, 2015, relating to the financial statements and financial statement schedule of Kopin Corporation (which report expressed an unqualified opinion and includes an explanatory paragraph relating to sale of the III-V product line), and the effectiveness of Kopin Corporation’s internal control over financial reporting (which report expresses an adverse opinion on the effectiveness of the Company's internal control over financial reporting because of a material weakness), appearing in this Annual Report on Form 10-K of Kopin Corporation for the year ended December 27, 2014.
/s/ Deloitte & Touche LLP
Boston, Massachusetts
March 12, 2015